Exhibit 1.1

INVESCO MORTGAGE CAPITAL INC.

AMENDMENT NO. 1 TO THE

EQUITY DISTRIBUTION AGREEMENT

June 15, 2021

JonesTrading Institutional Services LLC

900 Island Park Drive, Suite 200

Daniel Island, SC 29492

Ladies and Gentlemen:

Reference is made to the Equity Distribution Agreement, dated March 19, 2019 (the “Agreement”), among Invesco Mortgage Capital Inc., a Maryland corporation (the “Company”), IAS Operating Partnership LP, a Delaware limited partnership (the “Operating Partnership”), Invesco Advisers, Inc., a Delaware corporation (the “Manager”) and JonesTrading Institutional Services LLC (the “Placement Agent”), pursuant to which the Company may issue and sell through the Placement Agent, acting as agent and/or principal, (a) up to 1,500,000 shares (the “Series A Shares”) of 7.75% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), (b) up to 1,500,000 shares (the “Series B Shares”) of 7.75% Fixed-to-Floating Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”) and (c) up to 4,000,000 shares (the “Series C Shares” and, together with the Series A Shares, and the Series B Shares, the “Securities”) of 7.50% Fixed-to-Floating Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock” and, together with the Series A Preferred Stock and the Series B Preferred Stock, the “Preferred Stock”).

In connection with the foregoing, the Company, the Operating Partnership, the Manager and the Placement Agent wish to amend the Agreement through this Amendment No. 1 to the Agreement (this “Amendment”) to remove the Series A Shares from the Securities available for issuance and sale pursuant to the Agreement and to make certain other changes to the Agreement with effect on and after the date hereof (the “Effective Date”).

SECTION 1.    Definitions. Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings assigned thereto in the Agreement.

SECTION 2.    Amendment of the Agreement.

1.	The first sentence of the first paragraph of Section 1 of the Agreement shall be amended to read as follows:

“The Company agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may issue and sell through the Placement Agent, acting as agent and/or principal, (a) up to 1,500,000 shares (the “Series B Shares”) of 7.75% Fixed-to-Floating Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”) and (b) up to 4,000,000 shares (the “Series C Shares” and, together with the Series B Shares, the “Securities”) of

7.50% Fixed-to-Floating Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock” and, together with the Series B Preferred Stock, the “Preferred Stock”); provided, however, that in no event shall the Company issue or sell through the Placement Agent such number or dollar amount of Securities that would (i) exceed the number or dollar amount of the Preferred Stock registered on the effective Registration Statement (as defined below) pursuant to which the offering is being made, (ii) exceed the number of authorized but unissued shares of Preferred Stock under the Company’s Organizational Documents, (iii) exceed the number or dollar amount of shares of Preferred Stock permitted to be sold under Form S-3 (including General Instruction I.B.6 thereof, if applicable) or (iv) exceed the number or dollar amount of shares of Preferred Stock for which the Company has filed a Prospectus Supplement (as defined below).”

2.	The first sentence of the first paragraph of Section 2 of the Agreement shall be amended to read as follows:

“Each time that the Company wishes to issue and sell the Securities hereunder (each, a “Placement”), it will (i) notify the Placement Agent by email notice (or other method mutually agreed to in writing by the parties) containing the parameters in accordance with which it desires the Series B Shares and/or Series C Shares to be sold, which shall at a minimum include the maximum number of Securities to be offered, sold and issued (the “Placement Securities”), the time period during which sales are requested to be made, any limitation on the number of Shares that may be sold in any one day, any minimum price below which sales may not be made, and the maximum prices above which sales of Series B Shares and Series C Shares may not be made (a “Placement Notice”), a form of which containing such necessary parameters is attached hereto as Exhibit A and (ii) instruct the placement agents under any other “at-the-market” offering program of Preferred Stock or common stock, par value $0.01 per share, of the Company (“Common Stock”) to immediately suspend such programs and stop any offers and sales under such programs on any day during the pendency of a Placement Notice.”

3.	Section 5(a)(24) of the Agreement should be amended to delete “‘Description of the Series A Preferred Stock,’”.

SECTION 3.    GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CHOICE OF LAW OR CONFLICTS OF LAW PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW). SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

SECTION 4.    Counterparts. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

SECTION 5.    Severability. If any provision of this Amendment is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Amendment shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 6.    Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed by its duly authorized officer or officers as of the date first above written.

INVESCO MORTGAGE CAPITAL INC.

By:	/s/ John M. Anzalone
	Name:	John M. Anzalone
	Title:	Chief Executive Officer

IAS OPERATING PARTNERSHIP LP

By:	Invesco Mortgage Capital Inc.,
as its General Partner

By:	/s/ John M. Anzalone
	Name:	John M. Anzalone
	Title:	Chief Executive Officer

INVESCO ADVISERS, INC.

By:	/s/ Robert H. Rigsby
	Name:	Robert H. Rigsby
	Title:	Senior Vice President

CONFIRMED AND ACCEPTED, as of the date first above written:

JONESTRADING INSTITUTIONAL SERVICES LLC

By:	/s/ Burke Cook
	Name:	Burke Cook
	Title:	General Counsel